Exhibit 99.1

October 18, 2002

Special Committee of Independent Directors
Seaboard Corporation
9000 West 67th Street
Shawnee Mission, KS 66202

Attention:    David Adamsen & Thomas Shields
              Special Committee of Independent Directors

Gentlemen:

You have requested an affirmation of our opinion (the "Fairness Opinion"), originally delivered on October 2, 2002, as to the fairness, from a financial point of view to the stockholders of Seaboard Corporation (the "Company") not affiliated with Seaboard Flour Corporation ("Flour") and its successor Seaboard Flour LLC ("Newco"), of the consideration to be paid to the Company by Flour, a private and separate legal entity, pursuant to the definitive Reorganization Agreement (the "Agreement") by and between Flour and the Company. Under the terms of the Agreement, the Company effectively will acquire a number of shares of Company common stock at an imputed price of $203.26 per share from Flour in exchange for $ 47.24 million in immediately available funds which shall be used by Flour to pay liabilities and obligations of Flour listed in the Agreement, including the payment of approximately $11.26 million of debt obligations owed to the Company by Flour, and any transaction costs payable by Flour related to this transaction. In addition, the Company agrees to issue common stock to Newco, a newly formed legal entity which is principally owned by the owners of Flour, with an aggregate price equal to the amount of periodic earnout payments relating to real estate holdings and earnings from Newco as defined in the Purchase and Sale
Agreement between Flour and Newco (the "Purchase and Sale Agreement"). According to the Agreement, for purposes of such issuance of common stock with respect to the earnout payments, the per share prices of the common stock will be determined by the ten day average of the per share closing sales prices of the Company's common stock immediately preceding the applicable settlement calculation dates. Collectively the Agreement and the above detailed exchange of consideration will hereinafter be called the "Transaction."

Adams, Harkness & Hill, Inc., as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business we may hold long or short positions of the Company's common stock for either our customers or our own account. We are serving as financial advisor to the Special Committee of Independent Directors ("Special Committee") of the Company in connection with the Transaction and will receive a fee for providing this Fairness Opinion that is not contingent upon the consummation of the Transaction.

In developing our Fairness Opinion, we have, among other things:

(i) reviewed a final copy of the Agreement dated October 18, 2002;

(ii) reviewed final copy of the Purchase and Sale Agreement dated October 18, 2002;

(iii) analyzed and discussed with members of management of the Company certain historic and projected financial statements and other financial and operating data concerning the Company, prepared by management of the Company;

(iv)   visited  the  Company's  principal  place  of  its   hog
       processing business in Guymon, Oklahoma;

(v) conducted due diligence discussions with members of senior management of the Company;

(vi) compared the financial and operating results of the Company with those of certain companies we deemed to be relevant and comparable;

(vii) compared the terms and conditions of the Agreement with certain other corporate repurchase transactions of common stock from large stockholders which we deemed to be relevant and comparable;

(viii) compared the terms and conditions of the Agreement with certain other private corporate sales of common stock to sophisticated private investors in negotiated transactions;

(ix) reviewed and analyzed the historical common stock trading history of the Company;

(x) analyzed the capitalization structure and ownership tables of the Company; and

(xi) performed such other financial studies, investigations and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions as of the date hereof.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any forecasts reviewed relating to the prospects of the Company, Flour or Newco, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance. Our Fairness Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company, Flour and Newco as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company, Flour or Newco. In addition, we have assumed that any material liabilities (contingent or otherwise, known or unknown) of the Company, Flour and Newco are as set forth in the historic and projected financial statements of the Company, Flour and Newco. This Fairness Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Fairness Opinion.

We are not expressing any opinion herein as to the price at which shares of Company common stock have traded or may trade at any future time.
It is agreed between the Special Committee and Adams, Harkness & Hill, Inc. that this Fairness Opinion is directed to and for the information of the Special Committee and the Board of Directors of the Company in connection with the Transaction, may not be relied upon by any other person, and may not be used for any other purpose without our prior written consent, except that this Fairness Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission and/or the American Stock Exchange with respect to the Transaction as contemplated. It is also agreed that this Fairness Opinion does not address the relative merits of the Transaction or the other business strategies that the Special Committee and the Board of Directors have considered or may be considering, nor does it address the decision of the Special Committee and the Board of Directors to proceed with the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Company in the Transaction is fair, from a financial point of view to the stockholders of the Company not affiliated with Flour and/or its successor.

Sincerely,



ADAMS, HARKNESS & HILL, INC.